EXHIBIT 14(a)(ii)
                                                               Page 1 of 3

                                                Deloitte & Touche LLP
                                                Certified Public Accountants
                                                Suite 400
                                                200 South Biscayne Boulevard
                                                Miami, Florida  33131-2310

INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors of
 Lennar Partners, Inc.:

We have examined management's assertion about Lennar Partners, Inc.'s (the "Company") compliance with the minimum servicing standards identified in the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as applicable to the special servicing of commercial and multifamily mortgage loans as of and for the year ended December 31, 1998 included in the accompanying management assertion. Management is responsible for the Company's compliance with those applicable minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned applicable minimum servicing standards as of and for the year ended December 31, 1998 is fairly stated, in all material respects.

Deloitte & Touche LLP

February 12, 1999


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                                                                     Page 2 of 3

February 12, 1999

State Street Bank and Trust Company
2 International Place, 5th Floor
Boston, Massachusetts 02110
Attention:  CSFB Mortgage Securities Corp., Series 1998-C1


Re:     Annual Independent Public Accountant's Servicing Report
        CS First Boston Mortgage Securities Corp.
        Commercial Mortgage Pass-Through Certificates, Series 1998-C1

To whom it may concern:

As of and for the year ended December 31, 1998, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $7,500,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LENNAR PARTNERS, INC.


/s/ Susan K. Chapman
------------------------
Susan K. Chapman
Vice President


cc:     Credit Suisse First Boston Mortgage Securities Corp.
        Eleven Madison Avenue
        New York, NY  10010
        Attention:  Allan J. Baum
        CC:  Colleen Graham, Esq., Compliance Department


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                                                                     Page 3 of 3

State Street Bank and Trust Company
February 12, 1999
Page 2
-----------------------------------

        Moody's Investor's Service, Inc.
        99 Church Street
        New York, NY  10007
        Attention: Managing Director, Commercial Mortgaged-Backed Securities

        Fitch IBCA, Inc.
        One State Street Plaza
        New York, NY  10004
        Attention: Commercial Mortgage Surveillance Group

        Standard & Poor's Ratings Group
        25 Broadway
        New York, NY  10004
        Attention: Surveillance Manager


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